Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Acquires Crosman Corporation

Accretive Platform Acquisition of World’s Largest Designer, Manufacturer and Marketer of Airguns and Archery Products Expands Family of Niche Leading Businesses

Westport, Conn., June 5, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced that on June 2, 2017, it entered into an agreement to acquire and consummated the acquisition of Crosman Corporation (“Crosman”).

Crosman is the world’s leading designer, manufacturer and marketer of airguns, archery products, optics and related accessories. Headquartered in East Bloomfield, NY, Crosman serves over 425 customers worldwide, including mass merchants, sporting goods retailers, online channels and distributors serving smaller specialty stores and international markets. The company’s diversified product portfolio includes the widely known Crosman, Benjamin and CenterPoint brands. For the trailing twelve months ended April 30, 2017, Crosman reported net revenue of approximately $118 million.

The acquisition was completed for a purchase price of approximately $152 million (excluding working capital and other customary adjustments). CODI funded the purchase price through available cash on its balance sheet and a draw on its revolving credit facility. CODI’s equity ownership in Crosman as a result of this transaction is approximately 98.9%. Crosman’s management team invested in the transaction alongside CODI. The Company previously owned a majority stake in Crosman and divested the business in 2007.

“Crosman is a market leader with iconic brands and we are pleased to add the company to our family of niche leading businesses with this accretive acquisition,” said Alan Offenberg, CEO of Compass Diversified Holdings. “Crosman’s strategic focus on the airgun and archery markets has enabled the company to generate strong and stable cash flows while entering into an attractive adjacent market with compelling growth prospects. We are excited to draw on our past ownership of Crosman and deep experience with outdoor branded consumer product companies, and look forward to working with the company’s strong management team to solidify Crosman’s leading position in airguns and further penetrate the archery market.”

Mr. Offenberg added, “This transaction, our second platform acquisition in the last nine months, brings the current number of leading niche industrial and branded consumer businesses we own to nine. We expect the acquisition to provide approximately $0.12 per share of cash flow accretion to CODI on a full year basis.

Moving ahead, we will continue to take advantage of our financial strength and liquidity to pursue attractive businesses with a reason to exist that will generate growing cash flows and further enhance our ability to provide sizeable cash distributions to our shareholders.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.